Exhibit 5

November 26, 2008	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

MAKO Surgical Corp.
2555 Davie Road
Ft. Lauderdale, FL 33317

Ladies and Gentlemen:

          We have acted as counsel for MAKO Surgical Corp., a Delaware corporation (the “Company”), with respect to the preparation of a Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein of up to 12,980,951 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in the manner set forth in the Prospectus.

          The Shares consist of 4,916,434 shares of the Common Stock that were issued upon the conversion of the Company’s Series A, B and C Convertible Preferred Stock; 6,451,613 shares of the Common Stock that the Company sold in a private placement transaction; and 1,612,904 shares of the Common Stock that are issuable upon exercise of common stock purchase warrants that the Company sold in a private placement transaction (the “Warrants”).

          In connection with our representation, we have examined: (1) the Registration Statement, including the Prospectus; (2) the Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws, each as amended to date; (3) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the Shares; and (4) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

          We have necessarily assumed in connection with this opinion that, at the time of the issuance of shares of Common Stock upon the exercise of the Warrants, the Company will have a sufficient number of authorized shares of Common Stock under the Company’s charter that will be unissued and not otherwise reserved for issuance.

          Based upon the foregoing, we are of the opinion that:

          1.          The Company is a corporation validly existing under the laws of the State of Delaware.

          2.          The Shares, other than the Shares issuable upon exercise of the Warrants, are validly issued, fully paid and nonassessable.

          3.          The Shares issuable upon exercise of the Warrants, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

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